Exhibit 99.1

Seven Stars Cloud Anticipated to Achieve Record Revenues in 2017 and

Provides 2018 Fiscal Year Revenue and EBITDA Guidance

•	Company poised for strong revenue growth and positive EBITDA in 2018
•	SSC estimates that in fiscal year 2018, the Company will generate $280 million in revenue and $35 million in EBITDA
•	SSC management expects that full-year 2017 revenue will be in the range of $125 million -$144 million, or 256%- 310% growth over 2016 revenue, once the fiscal year 2017 audit is completed

New York, NY, February 23, 2018 – Seven Stars Cloud Group, Inc. (NASDAQ: SSC) (“SSC” or “Seven Stars Cloud” or the “Company”), today provided updates on 2017 pending financial results, fiscal year 2018 revenue guidance and initiation of fiscal year 2018 EBITDA guidance.

2018 Full Year Guidance: Revenue and EBITDA

SSC management is expecting that in fiscal year 2018, the Company, via its fintech-powered digital financial services business and seven product engines, will generate $280 million in revenue and $35 million in EBITDA.

2017 Full Year Revenue

SSC now foresees full-year 2017 revenue to be in the range of $125 million -$144 million upon the anticipated timely completion of its 2017 audit by BF Borgers CPA PC (“BF Borgers”). While this was short of the Company's earlier and recent guidance, the result is anticipated to be in the 256%- 310% growth range over 2016 revenue.

Commenting on the Company’s achievements in 2017 as well as outlook for 2018, Mr. Bruno Wu, Chairman & CEO of Seven Stars Cloud stated: “We experienced our fair share of opportunities and challenges in 2017 and generated what is anticipated to be record revenue and revenue growth.”

“Management is focused on building the Company for long term growth, profitability and success. This is more than evident in the performance delta between 2017 revenue results and any other prior year in the Company’s existence. This evolution and progress includes significant transformational work in solving for lagging and embedded legacy issues while at the same time balancing and addressing current and go forward execution activities.”

“Unanticipated personnel issues that led to internal communication and internal administrative oversights that materialized during the Company’s 2017 fiscal year, resulted in what is anticipated to be 2017 revenue that is below prior and recent guidance expectations. However, the Company and management specifically, believes that it has taken strong and immediate actions to cure the causes of these deficiencies. Because of the foundation built and steps taken during 2017, the Company believes it is well positioned for continued growth in 2018. Specifically:

•	Management successfully transitioned the Company, formerly strictly focused on VOD content distribution in China, into a global financial technology firm;
•	The Company executed the first phase of its strategic and integration plan by acquiring, investing in, or partnering with firms focused on Artificial Intelligence, Blockchain and Alternative Trading System platforms;
•	SSC is poised to launch the second phase of its strategic plan in 2018 and expects to introduce a Global Trading Partner Network that enables partners to list and trade financial products both cost effectively and seamlessly across the globe;
•	The Company relieved its former Chief Executive Officer of his responsibilities and Mr. Robert G. Benya joined the Company as President, Chief Revenue Officer & Board Director. Mr. Benya is responsible for leading the Company’s US operations with specific focus on revenue generating initiatives. In addition, Mr. Benya is overseeing plans to open a US HQ in NYC in 2018 and is working to supplement the global management team with additional US-based senior executives.

Mr. Wu continued, “Given the high level of 2017 strategic plan accomplishments as well as operational and personnel adjustments continually implemented in the midst of all of the forward motion, SSC estimates the Company will generate $280 million in revenue and $35 million in EBITDA in 2018.”

CONTACT:

Jason Finkelstein

Seven Stars Cloud Group, Inc.

212-206-1216

About Seven Stars Cloud Group, Inc. (http://www.sevenstarscloud.com/)

SSC is aiming to become a next generation Artificial-Intelligent (AI) & Blockchain-Powered, Fintech company. By managing and providing an infrastructure and environment that facilitates the transformation of traditional financial markets such as commodities, currency and credit into the asset digitization era, SSC provides asset owners and holders a seamless method and platform for digital asset securitization and digital currency tokenization and trading.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.